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                                                                      EXHIBIT 16

                            [MONTGOMERY LOGO IN DTP]

March 31, 1997

Special Committee of the Board of Directors
Members of the Board of Directors
Calgene, Inc.
1920 Fifth Street
Davis, CA 95616

Gentlemen:

     We understand that Calgene, Inc., a Delaware corporation (the "Company"), Monsanto, a Delaware corporation ("Monsanto"), and Monsanto Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Monsanto ("Purchaser") expect to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Purchaser will commence a tender offer to purchase for cash all of the outstanding shares of the Company's common stock at $8.00 per share (the "Offer"). Pursuant to the terms and subject to the conditions of the Agreement, after consummation of the Offer, the Purchaser will be merged with and into the Company, which will be the surviving entity (the "Merger"). In the Merger, all shares of the Company's common stock (other than
(i) shares held by the Company as treasury stock; (ii) shares held by Monsanto, Purchaser or any of their respective subsidiaries; and (iii) shares as to which dissenters' rights have been perfected) will be exchanged for cash equal to the amount per share paid in the Offer. The terms and conditions of the Offer and the Merger are set forth in more detail in the Agreement.

     We have been engaged as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in its consideration of a possible sale to Monsanto of the publicly traded shares of the Company's common stock not already owned by Monsanto and its affiliates. In that capacity, the Special Committee has asked for our opinion as investment bankers as to whether the consideration to be received by the holders of the Company's common stock (other than Monsanto and its affiliates) pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to, nor did we, advise the Company or the Special Committee with respect to alternatives to the Offer and the Merger or the Company's underlying decision to proceed with or effect the Offer and the Merger. Further, we were not requested to, nor did we, solicit or assist the Company in soliciting indications of interest from third parties for all or any part of the Company.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the financial statements for recent years and interim periods to September 30, 1996 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Agreement in the form provided to us by the Company; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company's common stock; (iv) compared the Company from a financial point of view with certain other companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to

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Special Committee of the Board of Directors
Calgene, Inc.
March 31, 1997
Page 2

the Offer and the Merger; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature, furnished to us by the Company, including financial forecasts and related assumptions of the Company; (vii) made inquiries regarding and discussed the Agreement and other matters related thereto with the Company's counsel; and
(viii) performed such other analyses and examinations as we deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to us by management, as a result of discussions among us, representatives of management of the Company and the Special Committee, such forecasts were adjusted to reflect more conservative assumptions regarding the development and market penetration of certain products and to reflect Monsanto's $50 million investment in the Company at $8.00 per share in November 1996. Upon the advice and with the consent of management of the Company and the Special Committee, we have assumed for purposes of our opinion that the unadjusted forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company and that such forecasts, as adjusted, provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of its last financial statements available to us. Although we were aware of the asset write-downs and restructuring expenses reflected in the Company's announcement of its financial results for the quarter ended December 31, 1996, we did not revise our financial analyses to take into account developments (other than Monsanto's $50,000,000 investment in the Company) after September 30, 1996. We have relied on advice of counsel to the Special Committee and counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Special Committee, the Company, the Agreement, the Offer and the Merger. We have assumed that the Offer and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. The Company has informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or affirm this opinion.

     We have further assumed with your consent that the transactions contemplated by the Agreement will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

     We have acted as financial advisor to the Special Committee in connection with the Offer and the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Offer. In the ordinary course of business, we actively trade the equity securities of the Company and Monsanto for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also performed various investment banking services for the Company, including acting as advisor to the Company in connection with the sale of 49.9% of the Company to Monsanto in March 1996, and acting as co-manager of an underwritten public offering of Calgene Common Stock in January 1993 and as lead manager of an underwritten public offering of Calgene Common Stock in October 1994.

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Special Committee of the Board of Directors
Calgene, Inc.
March 31, 1997
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     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the consideration to be received by the holders of the Company's common stock (other than Monsanto and its affiliates) pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

     This opinion is furnished pursuant to our engagement letter, dated February 26, 1997. This opinion is addressed to the Special Committee and the Company's Board of Directors only and is not intended to be and shall not be deemed to be a recommendation to any stockholder as to whether to accept the consideration to be offered to such stockholder pursuant to the Offer or as to how such stockholder should vote with respect to the Merger, if any vote is required. Except as provided in such engagement letter, this opinion may not be used or referred to by the Special Committee, the Company's Board of Directors or the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any Schedule 14D-1, Schedule 13E-3 or Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer or the Merger.

                                          Very truly yours,

                                          /s/ MONTGOMERY SECURITIES

                                          --------------------------------------

                                          Montgomery Securities

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